Exhibit 99.1

Contacts:	Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEWS RELEASE
Cascade Financial Corporation Receives $39 Million Through Capital Raise as Participant in U.S. Treasury Program
Everett, WA – November 24, 2008 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, announced today that the company has completed its $39 million capital raise as a participant in the U.S. Department of the Treasury’s Capital Purchase Program. Under the terms of the transaction the company has issued 38,970 shares of Series A Fixed-Rate Cumulative Perpetual Preferred Stock, and a warrant to purchase 863,442 shares of the company’s common stock at an exercise price of $6.77 per share.
Cascade announced November 3 the company had received preliminary approval for the transaction, subject to customary closing conditions and standard documentation. This transaction is part of the Treasury’s program to infuse capital into the nation’s healthiest and strongest banks. A summary of the Capital Purchase Program can be found on the Treasury’s web site at www.ustreas.gov/initiatives/eesa.
Both the preferred securities and the warrant will be accounted for as Tier 1 capital. Cascade’s total risk-based capital ratio of 10.40% as of September 30, 2008, which is above the regulatory requirements of 10.0% for well-capitalized banks, would increase to approximately 13.40% with the inclusion of this new capital. The agreements for this transaction will be filed with the Securities and Exchange Commission on Form 8-K.
“This additional capital infusion enables us to expand our ability to provide increased credit to businesses and consumers in our market area.” said Carol K. Nelson, President and Chief Executive Officer. “As the industry undergoes change, we expect there will be increased opportunities. This additional capital also adds flexibility when considering strategic opportunities that meet our disciplined criteria.”
About Cascade Financial
Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington. Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 21 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend and Burlington.
In September 2008, President and CEO Carol K. Nelson was named to U.S. Banker magazine’s list of “25 Women to Watch” in its annual ranking of the 25 Most Powerful Women in Banking and Finance. In June 2008, Cascade was ranked #44 on the Seattle Times’ Northwest 100, a list of public companies. In January 2008 Cascade was ranked #10 on Washington CEO magazine’s list of Top 25 Washington Banks. In July 2007, Cascade was named to Sandler O’Neill’s Bank and Thrift Sm-All Stars – Class of 2007, which recognized Cascade as one of the top 24 best performing small capitalization institutions from a field of 610 publicly traded banks and thrifts in the U.S. with market capitalizations less than $2 billion. In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.
Forward-Looking Statements
Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Reform Act. CASB’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “intend,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption of CASB of an FFIEC policy that provides guidance on the

Cascade Financial
November 24, 2008

reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal proceedings and related matters. In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CASB’s results. These statements are representative only on the date hereof, and CASB undertakes no obligation to update any forward-looking statements made.
Transmitted on GlobeNewswire on November 24, 2008 at 3:00 a.m. PST.